EXHIBIT 10.1

July 28, 2023

Jade Barnwell

RE: Offer of Employment with Laser Photonics Corporation

Dear Ms. Barnwell:

This letter confirms and memorializes our recent discussions regarding the terms of your appointment as Vice President of Finance of Laser Photonics Corporation (“Laser Photonics or the “Company”), effective as of August 1, 2023 (the “Effective Date”). Please indicate your agreement to the terms set forth herein by your signature below.

1. Title; Initial Period. From the Effective Date through the six-month anniversary thereof (the “Initial Period”), you shall serve as Chief Financial Officer of Laser Photonics reporting directly to both the CEO of Laser Photonics and Board of Directors (the “Board”). In that capacity as Chief Financial Officer, you will be responsible for the financial operations of the Company, preparation, presentation, and control of the budget, preparation of all required financial statements and reporting for SEC and Nasdaq compliance purposes and all financial reporting for the Company’s shareholders, the Board, and the Audit Committee.

2. Compensation and Benefits.

(a) Base Salary. During the Initial Period you shall receive a base salary of $9230.77 bi-weekly, payable in accordance with Laser Photonics regular payroll practices. During the Initial Period you must focus on compliance reporting and preparation of the initial budget.

(b) Annual Bonus. During the Initial Period, you shall not be eligible for any bonus under Laser Photonics’ annual bonus plan.

(c) Restricted Stock Awards. As soon as practicable following the Effective Date, Laser Photonics shall grant you two restricted stock awards pursuant to its 2019 Stock Incentive Plan (the “Plan”) (capitalized terms in this Section 2(c) that are not defined herein shall have the meanings ascribed to them in the Plan):

(i) Interim Period Grant. The first grant (the “Interim Period Stock Grant”) will be made on the first trading day of the month following the Effective Date and will be for a number of restricted shares of Laser Photonics common stock equal to the quotient of (A) $100,000 divided by (B) the Fair Market Value as of the grant date (rounded to the nearest whole share). Such restricted shares shall (1) subject to your continued employment, vest in twelve (12) equal monthly installments on each of the first twelve (12) monthly anniversaries of the Effective Date, (2) to the extent unvested, be forfeited upon your termination of employment with Laser Photonics for any reason other than (x) a termination due to your death or Disability (under which circumstances the tranche scheduled to vest on the first monthly vesting date immediately following such termination for death or Disability shall vest as of such termination, and the remaining unvested portion of the award shall be forfeited as of such termination), (y) a termination under the circumstances resulting in acceleration of vesting pursuant to Section 4, or (z) following a Covered Transaction, a termination by the Company other than for conduct constituting Cause for Termination (under which circumstances the award shall vest in full as of such termination), and (3) otherwise be subject to the terms and conditions customary for Laser Photonics time-vesting restricted stock awards.

1101 N Keller Rd., Ste. G Orlando, FL 32810 USA

www.laserphotonics.com • info@laserphotonics.com

Tel: 407-804-1000 • Fax: 407.804.1002

(ii) Long-Term Grant. The second grant (the “Long-Term Stock Grant”) will be made on the first trading day of the month following the Effective Date and will be for a number of restricted shares of Laser Photonics common stock equal to the quotient of (A) $150,000 divided by (B) the Fair Market Value as of the grant date (rounded to the nearest whole share). Such restricted shares shall (1) subject to your continued employment, vest in five equal annual installments on each of the first five anniversaries of the date, if any, that you are appointed Chief Financial Officer of Laser Photonics (on a non-interim basis), such vesting to be accelerated in full in the event that there occurs a Covered Transaction while you are serving as Chief Financial Officer of Laser Photonics on a non-interim basis, (2) be forfeited as of the first anniversary of the Effective Date if you have not been appointed Chief Financial Officer of Laser Photonics (on a non-interim basis) prior thereto, (3) to the extent unvested, be forfeited upon your termination of employment with Laser Photonics for any reason other than a termination after you have been appointed Chief Financial Officer on a non-interim basis that is (x) due to your death or Disability (in which case the tranche scheduled to vest on the first vesting date immediately following such termination shall vest on a prorated basis, based on the portion of the year preceding such next vesting date that had elapsed prior to such termination, and the remaining unvested portion of the award shall be forfeited as of such termination) or (y) by you for Good Reason (as defined in Section 7(E) of Exhibit A hereto) or by the Company other than for conduct constituting Cause for Termination (in which cases the tranche scheduled to vest on the first vesting date immediately following such termination shall vest in full, and the remaining unvested portion of the award shall be forfeited as of such termination), and (4) otherwise be subject to the terms and conditions customary for Laser Photonics time-vesting restricted stock awards.

(d) Employee Benefits. During the Initial Period, you will participate in the Executive Employee benefit plans through ADP PEO Organization.

3. Severance. If, during the Initial Period or Transition Period, Laser Photonics (a) terminates your employment other than for conduct constituting Cause (as defined in Section 7(C) of Exhibit A hereto, but treating references therein to “this agreement” as referring to this letter) and other than following your rejection of an offer by Laser Photonics pursuant to Section 3 of its Chief Financial Officer position, or (b) notifies you pursuant to Section 3 that it does not wish for you to serve as Chief Financial Officer (on a non-interim basis) and your employment terminates upon the expiration of the Transition Period, Laser Photonics shall, subject to your execution within 50 days of the date of such termination (and non-revocation) of a release of claims in a form satisfactory to Laser Photonics , (i) pay you $9,23077 of severance, payable no later than 60 days following the date of such termination, and (ii) cause any portion of the Interim Period Stock Grant that is unvested as of such termination to vest in full as of such termination. For clarity, no benefits shall be due under this Section 4 if you have been extended an offer of the Chief Financial Officer position pursuant to Section 3 and declined such offer.

1101 N Keller Rd., Ste. G Orlando, FL 32810 USA

www.laserphotonics.com • info@laserphotonics.com

Tel: 407-804-1000 • Fax: 407.804.1002

4. Relocation. Relocation is not required as this position

5. Restrictive Covenants.

(a) Work Product. All Work Product (defined below) shall be work made for hire by you and owned by Laser Photonics. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by you for Laser Photonics, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in Laser Photonics, you hereby assign to Laser Photonics, and upon the future creation thereof automatically assign to Laser Photonics, without further consideration, the ownership of all Work Product. Laser Photonics shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. You agree to perform, during or after termination of your employment by Laser Photonics, such further acts as may be necessary or desirable to transfer, perfect, and defend Laser Photonics ownership of the Work Product as requested by Laser Photonics. For purposes of this letter, “Work Product” means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights and other property rights, created or developed in whole or in part by you, while employed by Laser Photonics and its affiliates, within the scope of your employment or that otherwise relates in any manner to the business or projected business of Laser Photonics and its affiliates.

(b) Trade Secrets and Confidential Information. During the course of your employment with Laser Photonics, Laser Photonics and its affiliates may disclose to you Trade Secrets and Confidential Information (each as defined below). The Trade Secrets and the Confidential Information of Laser Photonics and its affiliates are the sole and exclusive property of Laser Photonics and its affiliates (or a third party providing such information to Laser Photonics or its applicable affiliate). The disclosure of the Trade Secrets and the Confidential Information of Laser Photonics and its affiliates to you does not give you any license, interest, or rights of any kind in the Trade Secrets or Confidential Information. You may use the Trade Secrets and Confidential Information solely for the benefit of Laser Photonics and its affiliates while you are an employee of Laser Photonics. You shall hold in confidence the Trade Secrets and Confidential Information of Laser Photonics. Except in the performance of services for Laser Photonics and its affiliates, you shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or the Confidential Information of Laser Photonics and its affiliates or any portion thereof. The obligations under this letter with regard to the Trade Secrets of Laser Photonics and its affiliates remain in effect as long as the information constitutes a trade secret under applicable law. The obligations with regard to the Confidential Information of Laser Photonics shall remain in effect while you are employed by Laser Photonics and its affiliates and thereafter. You agree to return to Laser Photonics, upon your resignation, termination, or upon request by Laser Photonics, the Trade Secrets and Confidential Information of Laser Photonics and all materials relating thereto. As used herein, “Trade Secrets” means information of Laser Photonics and its affiliates, and their respective licensors, suppliers, clients, and customers, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. As used herein, “Confidential Information” means information, other than Trade Secrets, that is treated as confidential, and that would potentially damage or interfere with, in any manner, the business of Laser Photonics and its affiliates if disclosed. Confidential Information includes, but is not limited to, information concerning Laser Photonics (and its affiliates’) financial structure, pricing, revenue sharing, partner agreements, customer agreements, marketing plans, methods of operation, and internal operating procedures. Notwithstanding the foregoing, the provisions of this Section 6(b) do not apply to (A) information that is general knowledge in Laser Photonics industry, (B) information that has been disclosed to you by third parties who are unrelated to Laser Photonics and who are not bound by agreements of confidentiality with respect thereto, and (C) information you may be required to disclose by law but only to the extent required by law.

1101 N Keller Rd., Ste. G Orlando, FL 32810 USA

www.laserphotonics.com • info@laserphotonics.com

Tel: 407-804-1000 • Fax: 407.804.1002

(c) Nonsolicitation. You agree that for so long as you are employed by Laser Photonics or any of its affiliates and for a period thereafter equal to one month for every full month of service with Laser Photonics , up to a maximum of 12 months, from the date you cease to be employed by Laser Photonics and its affiliates for any reason, neither you nor any company or other entity controlled by you (whether currently existing or hereafter acquired or formed) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce, any person who accepts employment with Laser Photonics and its affiliates to leave the employ of Laser Photonics or any of its affiliates for any reason whatsoever, or (ii) hire or employ any person who accepts employment with Laser Photonics and its affiliates.

(d) Nondisparagement. You agree not to disparage Laser Photonics or its affiliates in any way, other than as part of the judicial, arbitration, or other dispute resolution process in connection with any litigation, mediation, arbitration, or other judicial proceeding arising under any claim brought in connection with this letter, or other than when compelled to testify under oath by subpoena, regulation or court order. Laser Photonics agrees to instruct the members of its Board of Directors and its officers who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, not to disparage you in any way, other than as part of the judicial, arbitration or other dispute resolution process in connection with any litigation, mediation, arbitration or other judicial proceeding arising under any claim brought in connection with this letter, or other than when compelled to testify under oath by subpoena, regulation or court order.

1101 N Keller Rd., Ste. G Orlando, FL 32810 USA

www.laserphotonics.com • info@laserphotonics.com

Tel: 407-804-1000 • Fax: 407.804.1002

(e) Remedies. You acknowledge that breach of the provisions of this Section 6 would result in irreparable injury and permanent damage to Laser Photonics and its affiliates, which prohibitions, or restrictions you acknowledge are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of Laser Photonics and its affiliates. You recognize and agree that the ascertainment of damages in the event of a breach of this Section 6 would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered by Laser Photonics and its affiliates from breach by you. You therefore agree: (i) that, in the event of a breach of this Section 6, Laser Photonics , in addition to and without limiting any of the remedies or rights that it may have at law or in equity or pursuant to this letter, shall have the right to injunctive relief or other similar remedy to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect that Laser Photonics has an adequate remedy at law with respect to any such breach, (B) require that Laser Photonics submit proof of the economic value of any Trade Secret, or (C) require that Laser Photonics post a bond or any other security. Nothing contained herein shall preclude Laser Photonics from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

6. Governing Law. This letter shall be governed in all aspects by the laws of the State of Florida, without regard to its rules governing conflicts of law.

7. Miscellaneous. All payments hereunder shall be subject to applicable tax withholding. This letter may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors or legal representatives. This letter represents the entire understanding of the parties concerning the subject matter hereof and supersedes all prior communications, agreements, and understandings, whether oral or written, relating to the subject matter hereof. This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Laser Photonics shall not pay up any cost of your reasonable legal fees incurred in connection with reviewing and negotiating this letter, provided that you shall provide documentation regarding such fees and costs in the manner generally required by Laser Photonics under its policies and procedures.

We look forward to you joining us at Laser Photonics.

Sincerely,

Wayne Tupuola

CEO

Laser Photonics Corporation

1101 N Keller Rd., Ste. G Orlando, FL 32810 USA

www.laserphotonics.com • info@laserphotonics.com

Tel: 407-804-1000 • Fax: 407.804.1002

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand my employment is contingent upon (completion of background check and drug test, execution of an employment agreement, non-compete and non-disclosure agreement or/and any other contingencies the employer needs to include.) If you resign your position for any reason before you have completed the 90-day introductory period, $80.00 will be deducted from your final paycheck to cover the cost of your drug test and online tests.

Date: ____________________________

Signature: _______________________________________________

Print Name: __________________________________________

Attachment “A” – Form of Employment Agreement

Attachment “B” –NDA

1101 N Keller Rd., Ste. G Orlando, FL 32810 USA

www.laserphotonics.com • info@laserphotonics.com

Tel: 407-804-1000 • Fax: 407.804.1002